FOR IMMEDIATE RELEASE: Thursday, October 2, 1997

CONTACT:    Gary B. Crook                             Madeleine Franco
            Chief Financial Officer                   or Andrew Graft
            801-484-4400                              Jordan Richard Assoc.
                                                      801-595-8611

           SOS STAFFING SERVICES, INC. TO ENTER KANSAS AND MISSOURI
                   WITH PURCHASE OF CENTURY PERSONNEL, INC.

SALT LAKE  CITY,  UTAH -- In its  largest  acquisition  to date,  SOS  Staffing
Services, Inc. (NASDAQ/NMS: SOSS) announced today that it has signed an agreement to purchase the assets of Century Personnel, Inc. (Century) of Overland Park, Kan.

Century offers a broad range of staffing services through its 13 offices in Kansas and Missouri, generating annual revenues of approximately $20 million. The company specializes primarily in commercial staffing, with other divisions dedicated to information technology staffing and executive search/permanent placement in high-level professional occupations.

Howard W. Scott, Jr., chief executive officer of SOS Staffing Services, indicated that SOS intends to retain Century's current management and that the transaction is expected to close in late October or early November.

"This acquisition creates a solid platform upon which SOS can establish and expand its presence in the Plains states and adjoining areas of the Midwest," said Scott. "We look forward to working closely with the experienced and talented management team at Century to grow its current base of 13 offices and capitalize upon the opportunities afforded SOS in this new region."

SOS Staffing Services, Inc. offers a full range of staffing services through its network of more than 100 offices located in the states of Arizona, California, Colorado, Idaho, Louisiana, Minnesota, Montana, Nevada, New Mexico, North Dakota, Oklahoma, Oregon, Texas, Utah, Washington and Wyoming. With the close of its transaction with Century Personnel, Inc., SOS will officially operate in Kansas and Missouri.

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